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                                   EXHIBIT 3

                          CONSENT IN LIEU OF A MEETING
                                     OF THE
                              BOARD OF DIRECTORS OF
                 VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC.
                            (a Delaware corporation)


     The undersigned, being all of the members of the Board of Directors of Van Kampen American Capital Distributors, Inc., a Delaware corporation (the "Corporation"), in lieu of holding a special meeting of the Board of Directors of the Corporation, hereby adopt the following resolutions by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware:

     RESOLVED, that any Vice President, Harold J. Schaaff, Jr., and Donald P. Ryan (the "Proper Officers") are each authorized to sign on behalf of the Corporation any reports to be filed under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the Securities and Exchange Commission, each such authorization to cease automatically upon such individual's termination of employment with any affiliate of the Corporation; and

     FURTHER RESOLVED, that all prior actions taken by the Proper Officers that are within the authority conferred by the foregoing resolution are approved, ratified and confirmed in all respects; and

     FURTHER RESOLVED, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the intents and purposes of the foregoing resolutions are authorized, ratified and confirmed.

     The actions taken by this consent shall have the same force and effect as if taken at a special meeting of the Board of Directors duly called and constituted pursuant to the By-Laws of the Corporation and the laws of the State of Delaware.
     This consent may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same Consent.
     IN WITNESS WHEREOF, the undersigned have executed this consent of the Board of Directors as of the 11th day of February, 1997.